UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) November 28, 2007

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Main Street, Pine Bluff, Arkansas	71601
(Address of principal executive offices)	(Zip Code)

(870) 541-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM: 8.01	OTHER EVENTS

The following is the text of a press release issued by the registrant at 4:15 P.M. Central Time on November 28, 2007.

SIMMONS ADOPTS NEW STOCK REPURCHASE PROGRAM

Pine Bluff, AR - - J. Thomas May, chairman and chief executive officer of Simmons First National Corporation (NASDAQ-GS: SFNC), has announced the substantial completion of the existing stock repurchase program and the adoption by the Board of Directors of a new stock repurchase program.  The new program authorizes the repurchase of up to 700, 000 shares of Class A common stock, or approximately 5% of the outstanding common stock.  The shares are to be purchased from time to time at prevailing market prices, through open market or unsolicited negotiated transactions, depending upon market conditions.

The Corporation may discontinue purchases at any time that management determines additional purchases are not warranted.  SFNC intends to use the repurchased shares to satisfy stock option exercises, payment of future stock dividends and general corporate purposes.

"We believe our stock, at its current price, is an excellent investment", May said.  "The repurchase program will allow us to acquire shares needed for corporate purposes as well as make an investment in our organization which demonstrates our commitment and confidence in its future."

Under the repurchase program, there is no time limit for the stock repurchases, nor is there a minimum number of shares that the Corporation intends to repurchase.

Simmons First National Corporation is a financial holding company with eight community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado, and Hot Springs, Arkansas. The Company's eight banks conduct financial operations from 86 offices, of which 83 are financial centers, in 47 communities.

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FOR MORE INFORMATION CONTACT:
DAVID W. GARNER
Senior Vice President and Investor Relations Officer
Simmons First National Corporation
(870) 541-1000
Ticker symbol: SFNC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SIMMONS FIRST NATIONAL CORPORATION

/s/ Robert A. Fehlman
Date: November 28, 2007	Robert A. Fehlman, Executive Vice President
and Chief Financial Officer